TIDAL TRUST IV 485BPOS

Exhibit 99.(p)(vi)

Vega Capital Partners LLC — Code of Ethics

Vega Capital Partners LLC

Code of Ethics

Revised and Updated — April 2026

Vega Capital Partners LLC — Code of Ethics

Table of Contents

Statement of General Policy	4
Access Persons	6
Chief Compliance Officer’s Designee	7
Standards of Business Conduct	8
Custodial Account Reporting	9
Protecting the Confidentiality of Client Information	10
Confidential Client Information	10
Non-Disclosure of Confidential Client Information	10
Employee Responsibilities	10
Security of Confidential Personal Information	11
Enforcement and Review of Confidentiality and Privacy Policies	11
Prohibition Against Insider Trading	12
Introduction	12
General Policy	12
1. What is Material Information?	12
2. What is Nonpublic Information?	13
3. Identifying Inside Information	13
4. Contacts with Public Companies	13
5. Tender Offers	13
6. Restricted/Watch Lists	14
Personal Securities Transactions	15
General Policy	15
Preclearance Required for Participation in IPOs	15
Preclearance Required for Private or Limited Offerings	15
Compliance Procedures	16
1. Initial Holdings Report	16
2. Annual Holdings Report	16
3. Quarterly Transaction Reports	16
4. Exempt Transactions	16
5. Monitoring and Review of Personal Securities Transactions	17
6. Education	17
7. General Sanction Guidelines	17
Personal Securities Trading Limitations	18

Vega Capital Partners LLC — Code of Ethics

Margin Transactions	19
Limit Orders	20
Participation in Affiliated Limited Offerings	21
Outside Business Activities	22
Service as an Officer or Director	23
Gifts and Entertainment	24
General Policy	24
Reporting Requirements	24
Rumor Mongering	25
General Policy	25
What is a Rumor?	25
When is a Rumor Unsubstantiated?	26
When May a Rumor Be Communicated?	26
Legitimate Business Purposes for Communicating a Rumor Externally	26
Form in Which Rumor Can Be Communicated Externally	26
Trading	26
Reporting & Monitoring	27
Whistleblower Policy	28
Reporting Potential Misconduct	28
Responsibility of the Whistleblower	28
Handling of Reported Improper Activity	28
No Retaliation Policy	29
Reporting Violations and Sanctions	30
Records	31
Acknowledgement	32
Initial Acknowledgement	32
Acknowledgement of Amendments	32
Annual Acknowledgement	32
Further Information	32
Definitions	33

Vega Capital Partners LLC — Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Vega Capital Partners LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Vega Capital Partners LLC and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Vega Capital Partners LLC and its employees owe a fiduciary duty to Vega Capital Partners LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Vega Capital Partners LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Vega Capital Partners LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Vega Capital Partners LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Vega Capital Partners LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	the duty to have a reasonable, independent basis for the investment advice provided;

●	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Vega Capital Partners LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Vega Capital Partners LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Vega Capital Partners LLC. Vega Capital Partners LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Adam Stempel, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Vega Capital Partners LLC.

Vega Capital Partners LLC — Code of Ethics

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Vega Capital Partners LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Adam Stempel. Adam Stempel may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Vega Capital Partners LLC shall endeavor to maintain such information on a confidential basis.

Vega Capital Partners LLC — Code of Ethics

Access Persons

Certain supervised persons of the Firm are regarded as access persons and as such are subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

As detailed in the Definitions section of the Code, an access person is a supervised person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Vega Capital Partners LLC — Code of Ethics

Chief Compliance Officer’s Designee

Unless otherwise specifically noted, Vega Capital Partners LLC’s employees are required to submit mandatory reports and attestations to the Chief Compliance Officer.

Adam Stempel is designated as Chief Compliance Officer of Vega Capital Partners LLC.

Vega Capital Partners LLC — Code of Ethics

Standards of Business Conduct

Vega Capital Partners LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Vega Capital Partners LLC’s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Vega Capital Partners LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

(Note: Although not required under Rule 204A-1, firms may deem it appropriate to extend these and other policies and procedures set forth below to its supervised persons.)

Vega Capital Partners LLC — Code of Ethics

Custodial Account Reporting

Although Vega Capital Partners LLC does not require access persons to notify the Compliance Department prior to or immediately upon the opening or closing of a custodial account, access persons are reminded of their ongoing personal securities transaction reporting obligations:

1.	annual holdings reports must identify the name of each bank or brokerage firm in which any securities are held for the direct or indirect benefit of the access person, and required data pertaining to all reportable securities in which he or she has a direct or indirect pecuniary interest; and

2.	periodic transaction reports detailing each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.

Vega Capital Partners LLC — Code of Ethics

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Vega Capital Partners LLC, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Vega Capital Partners LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Vega Capital Partners LLC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Vega Capital Partners LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. Vega Capital Partners LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

●	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client’s account. Vega Capital Partners LLC shall require that any financial intermediary, agent or other service provider utilized by Vega Capital Partners LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Vega Capital Partners LLC only for the performance of the specific service requested by Vega Capital Partners LLC;

●	as required by regulatory authorities or law enforcement officials who have jurisdiction over Vega Capital Partners LLC, or as otherwise required by any applicable law. In the event Vega Capital Partners LLC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Vega Capital Partners LLC shall disclose only such information, and only in such detail, as is legally required; and

●	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Vega Capital Partners LLC, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Vega Capital Partners LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Vega Capital Partners LLC, must return all such documents to Vega Capital Partners LLC.

Vega Capital Partners LLC — Code of Ethics

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Vega Capital Partners LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

●	the Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Vega Capital Partners LLC’s services to clients;

●	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

●	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Enforcement and Review of Confidentiality and Privacy Policies

Adam Stempel is responsible for reviewing, maintaining and enforcing Vega Capital Partners LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Adam Stempel.

Vega Capital Partners LLC — Code of Ethics

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Vega Capital Partners LLC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Vega Capital Partners LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Vega Capital Partners LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Adam Stempel immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Vega Capital Partners LLC), while in the possession of material, nonpublic information, nor may any personnel of Vega Capital Partners LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Adam Stempel.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Vega Capital Partners LLC’s securities recommendations and client securities holdings and transactions.

Vega Capital Partners LLC — Code of Ethics

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Vega Capital Partners LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to Adam Stempel.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

●	Do not communicate the information inside or outside the Firm, other than to Adam Stempel.

●	After Adam Stempel has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Adam Stempel before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Vega Capital Partners LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Vega Capital Partners LLC must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Adam Stempel immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Vega Capital Partners LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Vega Capital Partners LLC — Code of Ethics

6. Restricted/Watch Lists

Although Vega Capital Partners LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Adam Stempel may place certain securities on a “restricted list.” Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

Adam Stempel may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Vega Capital Partners LLC — Code of Ethics

Personal Securities Transactions

General Policy

Vega Capital Partners LLC has adopted the following principles governing personal investment activities by Vega Capital Partners LLC’s access persons:

●	the interests of client accounts shall at all times be placed first;

●	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	access persons must not take inappropriate advantage of their positions.

●	Vega Capital Partners LLC allows access persons to trade up to $250,000 notional value de minimis with no preclearance needed on companies with market capital in excess of $500 million.

●	Vega Capital Partners LLC does not require access persons to hold securities for a designation time period.

The Code of Ethics rule mandates pre-approval of the following types of investments:

Preclearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of Adam Stempel and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Adam Stempel and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Vega Capital Partners LLC — Code of Ethics

Compliance Procedures

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes a(n) access person, file an initial holdings report containing the following information:

●	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the individual becomes an access person;

●	the account name and the name of any broker, dealer or bank, with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

●	the date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) access person.

2. Annual Holdings Report

Every access person shall file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Holdings reports may be printed and stored at one of two Vega Capital Partners LLC offices.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

●	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the reportable security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through whom the transaction was effected; and

●	the date the report is submitted by the access person.

If, however, the access person has arranged for Adam Stempel or other designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the access person to separately complete quarterly transaction reports.

Quarterly Transaction reports may be printed and stored at one of two Vega Capital Partners LLC offices.

Vega Capital Partners LLC — Code of Ethics

4. Exempt Transactions

A(n) access person need not submit a report with respect to:

●	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

●	the access person may be required to submit a Personal Securities Reporting Exemption form for each such account;

●	transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan;

●	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Vega Capital Partners LLC holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

●	any transaction or holding report if Vega Capital Partners LLC has only one access person, so long as the Firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

Adam Stempel, or Sunny Wong, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with Vega Capital Partners LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. Adam Stempel or Sunny Wong may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Vega Capital Partners LLC. Any transactions for any accounts of Adam Stempel shall be reviewed and approved by Sunny Wong, or other designated supervisory person. Sunny Wong shall monitor and review personal trading activity of Adam Stempel in accordance with these policies and procedures.

Adam Stempel shall at least annually identify all access persons who are required to file reports pursuant to the Code and shall inform such access persons of their reporting obligations.

6. Education

As appropriate, Vega Capital Partners LLC will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7. General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Vega Capital Partners LLC to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Vega Capital Partners LLC — Code of Ethics

Personal Securities Trading Limitations

As previously stated, Vega Capital Partners LLC’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Vega Capital Partners LLC expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although Vega Capital Partners LLC’s policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances Vega Capital Partners LLC retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore and as part of Vega Capital Partners LLC’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to Adam Stempel or the access person’s designated reviewer.

Vega Capital Partners LLC — Code of Ethics

Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee’s consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Although Vega Capital Partners LLC’s policies do not expressly prohibit access persons’ ability to purchase securities on margin, all preclearance requests for margin transactions shall be processed manually, and the Firm retains the discretionary authority to approve or deny any such requests on a trade-by-trade basis.

Furthermore and as part of Vega Capital Partners LLC’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Vega Capital Partners LLC — Code of Ethics

Limit Orders

Although Vega Capital Partners LLC’s policies generally permit access persons to place limit orders, all preclearance requests seeking preapproval for placement of a limit order shall be subject to manual review. Vega Capital Partners LLC retains the authority to approve or deny such requests on a trade-by-trade basis.

Vega Capital Partners LLC — Code of Ethics

Participation in Affiliated Limited Offerings

As Vega Capital Partners LLC currently neither sponsors nor manages private funds, any access person seeking to invest in a limited offering must submit a preclearance request, providing full details of the proposed transaction. Such requests shall be manually processed by Adam Stempel or the access person’s designated reviewer who shall obtain additional information, including the source of the investment opportunity in order to evaluate any potential conflicts of interests. The CCO and/or designated reviewer may also consult with one or more portfolio managers to determine whether they have any foreseeable interest in investing in the security on behalf of Firm clients.

Vega Capital Partners LLC — Code of Ethics

Outside Business Activities

Vega Capital Partners LLC has adopted the following principles governing outside business activities by Vega Capital Partners LLC’s access persons:

●	the interests of client accounts shall at all times be placed first;

●	all outside business activities shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	access persons must not take inappropriate advantage of their positions.

The Code of Ethics rule mandates prior written notice for outside business activities where an access person:

●	May be compensated or have the reasonable expectation of compensation;

●	Is working with or for a client, regardless of whether compensation is received; or

●	Is in a position to receive material non-public information concerning a publicly-traded company.

Vega Capital Partners LLC — Code of Ethics

Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Adam Stempel or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Vega Capital Partners LLC’s clients. Where board service or an officer position is approved, Vega Capital Partners LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Vega Capital Partners LLC — Code of Ethics

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Vega Capital Partners LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Vega Capital Partners LLC’s policy with respect to gifts and entertainment is as follows:

●	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	no supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of Vega Capital Partners LLC;

●	modest gifts under $250 per year, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

●	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Vega Capital Partners LLC, including gifts, entertainment or gratuities with a value in excess of $250 per year must obtain consent from Adam Stempel or alternate designee before accepting such gift or entertainment.

●	Vega Capital Partners LLC’s policy prohibits supervised person seeking to provide or offer any gift over $250 per year to existing clients, prospective clients, or any person or entity that does business with or on behalf of Vega Capital Partners LLC without obtaining pre-approval from Adam Stempel or alternate designee.

●	These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Vega Capital Partners LLC.

●	The gift reporting requirements are for the purpose of helping Vega Capital Partners LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult Adam Stempel.

Vega Capital Partners LLC — Code of Ethics

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Vega Capital Partners LLC’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of Vega Capital Partners LLC shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Vega Capital Partners LLC should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor?

In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

Vega Capital Partners LLC — Code of Ethics

When is a Rumor Unsubstantiated?

In the context of this policy, a rumor is unsubstantiated when it is:

●	not published by widely circulated public media, or

●	the source is not identified in writing, and

●	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

●	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated?

Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

●	as set forth in these procedures,

●	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally

Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

●	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

●	discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

●	provides the origin of the information (where possible);

●	gives it no additional credibility or embellishment;

●	makes clear that the information is a rumor; and

●	makes clear that the information has not been verified.

Trading

Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Vega Capital Partners LLC — Code of Ethics

Reporting & Monitoring

In order to ensure compliance with this policy, Vega Capital Partners LLC may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of Vega Capital Partners LLC has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Vega Capital Partners LLC — Code of Ethics

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our Firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Vega Capital Partners LLC evidence the Firm’s unwavering intent to place the interests of clients ahead of self-interest for Vega Capital Partners LLC, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Vega Capital Partners LLC’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting an email with the violation report. By default, the report shall be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to Adam Stempel or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

Vega Capital Partners LLC — Code of Ethics

In order to protect the confidentiality of the individual submitting such a report and to enable Vega Capital Partners LLC to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Vega Capital Partners LLC — Code of Ethics

Reporting Violations and Sanctions

All supervised persons shall promptly report to Adam Stempel or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

Adam Stempel shall promptly report to one of the Managing Partners or other senior management all apparent material violations of the Code. When Adam Stempel finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Vega Capital Partners LLC — Code of Ethics

Records

Adam Stempel shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	a record of any violation of Vega Capital Partners LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Vega Capital Partners LLC;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, access persons; and

●	a record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Vega Capital Partners LLC — Code of Ethics

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to Adam Stempel that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to Adam Stempel in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Adam Stempel that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Adam Stempel regarding any inquiries pertaining to the Code or the policies established herein.

__________________________________________

Signature of Supervised Person

__________________________________________

Printed Name

__________________________________________

Date

Vega Capital Partners LLC — Code of Ethics

Definitions

For the purposes of this Code, the following definitions shall apply:

●	“1933 Act” means the Securities Act of 1933, as amended.

●	“1934 Act” means the Securities Exchange Act of 1934, as amended.

●	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. (Note: If a firm’s primary business is providing investment advice, all of the firm’s directors, officers, and partners are presumed to be access persons.)

●	“Account” or “covered account” means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control. (Note: Firms may wish to extend this definition, and the concomitant reporting requirements, to other persons living in the employee’s household.)

●	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

●	“Advisory persons” means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

●	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●	“Beneficial interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	“Blackout period” represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

●	“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of Vega Capital Partners LLC.

Vega Capital Partners LLC — Code of Ethics

●	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers) Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

●	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●	“Covered associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

●	“Covered investment pool” means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders (“3(c)(1) funds”); (b) have only qualified purchasers (“3(c)(7) funds”); or (c) are collective investment funds maintained by a bank (“3(c)(11) funds”). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

●	“Front running” can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.

●	“Government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

●	“Initial public offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

●	“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

Vega Capital Partners LLC — Code of Ethics

●	“Insider” is broadly defined as it applies to Vega Capital Partners LLC’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for Vega Capital Partners LLC’s purposes. A temporary insider can include, among others, Vega Capital Partners LLC’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Vega Capital Partners LLC may become a temporary insider of a client it advises or for which it performs other services. If a client expects Vega Capital Partners LLC to keep the disclosed non-public information confidential and the relationship implies such a duty, then Vega Capital Partners LLC will be considered an insider.

●	“Insider trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

●	“Investment person” means a supervised person of Vega Capital Partners LLC who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager’s decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Vega Capital Partners LLC and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

●	“Investment-related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

●	“Limited offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●	“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

●	“Plan or program of a government entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

●	“Private fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

●	“Registered fund” means an investment company registered under the Investment Company Act.

Vega Capital Partners LLC — Code of Ethics

●	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the Investment Company Act, or principal underwriter.

●	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Vega Capital Partners LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Vega Capital Partners LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Vega Capital Partners LLC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan. (Note: This definition of ‘reportable security,’ applicable to SEC-registered advisers may be at variance with the definition applicable to some state-registered advisers. State-registered advisers should consult the personal trading record keeping and reporting requirements for their home state.)

●	“Restricted list” typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

●	“Supervised person” means any directors, officers and partners of Vega Capital Partners LLC (or other persons occupying a similar status or performing similar functions); employees of Vega Capital Partners LLC; and any other person who provides advice on behalf of Vega Capital Partners LLC and is subject to Vega Capital Partners LLC’s supervision and control. (Note: Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.)

●	“Tipping” means communication of material nonpublic information to others.

●	“Watch list securities” typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm’s securities analysts or may more broadly apply the restriction to some or all access persons.

(Note: For some firms, a more extensive listing of definitions may be appropriate, especially if RIA elects to apply certain optional provisions of the Code to a subset of access persons such as portfolio managers and traders.)